Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 (Amendment No. 4) of our report dated March 27, 2025, except for Note 10 which is dated May 14, 2025, with respect to the audited financial statements of GSR III Acquisition Corp. (the “Company”) as of December 31, 2024 and 2023, and for the year ended December 31, 2024, and for the period from May 10, 2023 (inception) through December 31, 2023.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

September 2, 2025